Exhibit 99.1

Pulmatrix Announces Submission of IND Application to FDA to Initiate a Phase 2 Trial of Investigational Drug PUR3100 to Treat Acute Migraine

LEXINGTON, Mass., July 11, 2023 – Pulmatrix, Inc. (“Pulmatrix” or the “Company”) (NASDAQ: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and central nervous system disease, today announced the submission of an investigational new drug (“IND”) application to the United States Food and Drug Administration (“FDA”) for PUR3100, an orally inhaled dry powder formulation of dihydroergotamine (“DHE”), under development to treat acute migraine. The PUR3100 formulation uses Pulmatrix’s novel, proprietary dry powder delivery technology, iSPERSE™ to deliver DHE directly into the lungs using a dry-powder inhaler.

Pulmatrix’s IND includes a Phase 2 clinical protocol where safety and preliminary efficacy of PUR3100 will be investigated in patients with acute migraine. The Phase 1 study data were presented at the American Headache Society 65th Annual Meeting in June 2023. Results showed that the pharmacokinetics (“PK”) of PUR3100 were similar to the PK of intravenous (“IV”) DHE with fewer side effects.

Dr. Margaret Wasilewski, Chief Medical Officer of Pulmatrix, commented. “In the U.S. there are approximately 40 million patients with acute migraine needing additional therapeutic options. We are excited to see how this pharmacokinetic differentiation potentially translates into clinical efficacy and safety in the proposed Phase 2 proof-of-concept study. Based on study results seen to date, we believe that PUR3100 using Pulmatrix’s iSPERSE technology could offer a DHE therapy with maximized efficacy, while also providing the convenience of self-administration and reduced systemic side effects.”

About PUR3100

PUR3100 is an orally inhaled DHE engineered with iSPERSE™ for the treatment of acute migraine. Pulmatrix presented results from the PUR3100 Phase 1 trial at the 65th Annual Meeting of the American Headache society in June 2023. The Phase 1 trial was a randomized, double-dummy, double-blinded design to assesses the safety, tolerability, and PK of three dose groups of inhaled PUR3100 with IV placebo, compared to a single dose of IV DHE (DHE mesylate injection) with inhaled placebo. PUR3100 was generally well tolerated with fewer study drug related treatment-emergent adverse events compared to the IV DHE-treated group.

The PK for PUR3100 showed a Tmax was at the first time point (5 min) for all PUR3100 doses. All three doses achieved ‘therapeutic’ exposure levels (>1000 pg/mL). Cmax was within the desired exposure window, with similar Tmax and dose normalized AUC relative to IV DHE.

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary diseases and central nervous system (“CNS”) disorders using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), Chronic Obstructive Pulmonary Disease (“COPD”) and CNS disorders such as acute migraine. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

For more on our inhaled product candidates please visit: https://www.pulmatrix.com/pipeline.html.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by, and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA

917-679-9282

tim@lifesciadvisors.com